Exhibit 4.4

                           CERTIFICATE OF DESIGNATION
                                       OF
                              SERIES B-2 CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                                  LABONE, INC.


                       (Pursuant to Section 351.180 of the
                General and Business Corporation Law of Missouri)

                   -------------------------------------------


     LabOne, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under the General and Business Corporation Law of Missouri (the "GBCL"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by Article III of the Articles of Incorporation of the Corporation, the following resolution was duly adopted at a meeting of the Board of Directors of the Corporation duly called and held on August 24, 2001 and August 29, 2001:

     "RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation by Article III of the Articles of Incorporation of the Corporation, there is hereby created a series of Preferred Stock designated as "Series B-2 Cumulative Convertible Preferred Stock" (the "Series B-2 Preferred Stock"), consisting of Thirty Thousand (30,000) shares of the authorized but unissued shares of preferred stock, $.01 par value per share, of the Corporation;

     FURTHER RESOLVED, that the Series B-2 Preferred Stock shall have the powers, preferences and rights, and qualifications, limitations and restrictions thereof set forth in Appendix B-2 attached hereto;"

     IN WITNESS WHEREOF, this Certificate of Designation has been executed by the Corporation by its President and attested by its Secretary this 29 day of August 2001.


                               LABONE, INC.


                               /s/ W. Thomas Grant II
                               --------------------------------
                               W. Thomas Grant II
                               President

Attest:


/s/ Joseph C. Benage
-------------------------
    Joseph C. Benage
       Secretary

STATE OF MISSOURI  )
                    ss:
COUNTY OF JACKSON  )


     I, Cheryl Duren, a Notary Public, do hereby certify that on the 29th day of August 2001, personally appeared before me W. Thomas Grant II who being by me first duly sworn, declared that he is the President of LabOne, Inc., that he signed the foregoing document of the Corporation, and that the statements therein contained are true.



                          /s/ Cheryl Duren
                          ----------------------------------------
                          Notary Public

                          My commission expires: August 14, 2002

                                  APPENDIX B-2

                        POWERS, RIGHTS AND PREFERENCES OF
                              SERIES B-2 CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK
                                       OF
                                  LABONE, INC.

     1. Rank. The Series B-2 Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding up, rank (i) pari passu with the Corporation's (A) Series B-1 Cumulative Convertible Preferred Stock (the "Series B-1 Preferred Stock"), and (B) to the extent when these shares are authorized and issued by the Board of Directors of the Corporation and the related certificates of designation for such series are filed with the Office of the Secretary of State of the State of Missouri, the Corporation's Series C-1 Cumulative Convertible Preferred Stock (the "Series C-1 Preferred Stock"), and Series C-2 Cumulative Convertible Preferred Stock (the "Series C-2 Preferred Stock", and together with the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, and the Series C-1 Preferred Stock, the "Preferred Stock") and (ii) senior to all classes of the Corporation's common stock, par value $.01 per share ("Common Stock"), and to each other class of capital stock of the Corporation now or hereafter established (collectively, the "Junior Securities"). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

     2. Dividends.

          (a) Each holder of record of Series B-2 Preferred Stock shall be entitled to receive cumulative dividends in an amount per share equal to the Dividend Rate per annum on the Accrued Value. Such dividends shall accrue from and after the date of issue (except that dividends on any amounts added to the Accrued Value shall accrue only from the date such amounts are added to the Accrued Value) and shall be added to the Accrued Value semi-annually, whether or not declared and whether or not there are any funds of the Corporation legally available for the payment of dividends, on February 28th and August 31st of each year (each such date being a "Dividend Accrual Date" and each such semi-annual period being a "Dividend Period"), commencing with the first such date following the date of issue. Dividends for any period shorter than a Dividend Period shall be computed on the basis of the actual number of days elapsed over twelve 30-day months and a 360-day year.

          (b) In case the Corporation shall make any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each share of Series B-2 Preferred Stock on the record date for such dividend or distribution shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock underlying such Series B-2 Preferred Stock (after conversion of such Series B-2 Preferred Stock into Series B-1 Preferred Stock and assuming the Approval Date had occurred on such record date).

          (c) In case the Corporation shall make any dividend or distribution to holders of Series B-1 Preferred Stock, whether payable in cash, securities or other property (other than dividends or distributions referred to in subsection
(b), dividends or distributions payable solely in Series B-1 Preferred Stock, or regular accrued dividends on such Series B-1 Preferred Stock), the holder of each share of Series B-2 Preferred Stock on the record date for such dividend or distribution shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Series B-1 Preferred Stock into which such Series B-2 Preferred Stock would be convertible on such record date if the Approval Date had occurred on such record date.

          (d) So long as any shares of Series B-2 Preferred Stock are outstanding, no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities) or any cash dividend made on any Junior Security other than
(i) a dividend on the Corporation's Common Stock as determined and declared by the Board of Directors in which the holders of the Series B-2 Preferred Stock participate in accordance with subparagraph (b) above or (ii) repurchases of shares from employees of the Corporation and its subsidiaries upon termination of the holder's employment.

          (e) The date on which the Corporation initially issues any particular share of Series B-2 Preferred Stock shall be deemed to be its "date of issue" for purposes hereof regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share. The date on which the Corporation initially issues the first share of Series B-2 Preferred Stock shall be referred to as the "Original Date of Issue".

     3. Liquidation Preference.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each a "Liquidation Event"), before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each share of Series B-2 Preferred Stock shall be entitled to receive an amount per share equal to the Liquidation Value of such share on the date of distribution, and such holders shall not be entitled to any further payment. If, upon any Liquidation Event, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Preferred Stock shall be insufficient to pay in full the preferential amount due on such shares, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares of Preferred Stock if all amounts payable thereon were paid in full. Solely for the purposes of this paragraph 3, a Change of Control shall not be deemed to be a Liquidation Event.

          (b) After payment shall have been made in full to the holders of the Preferred Stock, as provided in this paragraph 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Corporation, and the holders of the Preferred Stock shall not be entitled to share therein.

     4. Conversion.

          (a) Subject to the provisions of this paragraph 4, each share of Series B-2 Preferred Stock shall be automatically converted into one share of Series B-1 Preferred Stock on the Approval Date without any further action required by the Corporation or the holder of such share. The Accrued Value of the share of Series B-1 Preferred Stock into which such share of Series B-2 Preferred Stock shall convert on the Approval Date shall be: (i) if the Approval Date occurs prior to the date which is six months from the Original Date of Issue, equal to the Accrued Value which a share of Series B-1 Preferred Stock issued on the Original Date of Issue would have had on the Approval Date, or
(ii) if the Approval Date occurs on or after the date which is six months from the Original Date of Issue, equal to the Accrued Value of such share of Series B-2 Preferred Stock on such date (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date). For the avoidance of doubt, the "Conversion Price" (as defined in the certificate of designation for the Series B-1 Preferred Stock) of the share of Series B-1 Preferred Stock into which such share of Series B-2 Preferred Stock shall convert on the Approval Date shall be equal to the Conversion Price which a share of Series B-1 Preferred Stock issued on the Original Date of Issue would have on the Approval Date.

          (b)(i) Unless the shares issuable on conversion pursuant to this paragraph 4 are to be issued in the same name as the name in which such shares of Series B-2 Preferred Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the holder or the holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

             (ii) As promptly as possible, but in any event within 5 business days after the Approval Date and after surrender by the holder of the certificates for shares of Series B-2 Preferred Stock, the Corporation shall issue and shall deliver to such holder, or on the holder's written order (upon compliance by such holder with subparagraph (b)(i) hereof and federal and state securities laws applicable thereto which require the holder to take any action) to the holder's transferee, a certificate or certificates for the whole number of shares of Series B-1 Preferred Stock issuable upon the conversion of such shares in accordance with the provisions of this paragraph 4.

             (iii) All shares of Series B-1 Preferred Stock delivered upon conversion of the Series B-2 Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges (other than caused by the holder) and not subject to any preemptive rights.

          (c) The Corporation shall at all times reserve and keep available, free from preemptive rights, such number of its authorized but unissued shares of Series B-1 Preferred

Stock (and shares of Common Stock into which such shares of Series B-1 Preferred Stock may be converted) as shall be required for the purpose of effecting conversion of the Series B-2 Preferred Stock (and the underlying Series B-1 Preferred Stock).

          (d) Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series B-2 Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations which require action to be taken by the Corporation.


          (e) The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Series B-1 Preferred Stock on conversion of the Series B-2 Preferred Stock pursuant hereto; provided, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Series B-1 Preferred Stock in a name other than that of the holder of the Series B-2 Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

          (f) In connection with the conversion of any shares of Series B-2 Preferred Stock, no fractional shares of Series B-1 Preferred Stock shall be issued, but in lieu thereof the Corporation shall pay to the holder thereof the value of such Series B-2 Preferred share in cash as determined by reference to the Accrued Value of such share on such date (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date).

          (g) Subdivision or Combination of Series B-1 Preferred Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Series B-1 Preferred Stock into a greater number of shares or if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Series B-1 Preferred Stock into a smaller number of shares, then, in either such case, the number of shares of Series B-1 Preferred Stock into which the Series B-2 Preferred Stock shall be convertible shall be proportionately adjusted.

          (h) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets or other transaction, in each case which is effected in such a manner that the holders of Series B-1 Preferred Stock or Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Series B-1 Preferred Stock or Common Stock, is referred to herein as an "Organic Change". Prior to the consummation of any Organic Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B-2 Preferred Stock then outstanding) to insure that each of the holders of Series B-2 Preferred Stock shall thereafter have the right to acquire and receive, upon the obtaining of Shareholder Approval, in lieu of or in addition to (as the case may be) the shares of Series B-1 Preferred Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B-2 Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if the Approval Date had occurred on such date and such shares of Series B-2 Preferred Stock had been converted into Series B-1 Preferred Stock immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B-2 Preferred Stock then outstanding) to insure that the provisions of paragraph 4 hereof shall thereafter be applicable to the Series B-2 Preferred Stock. The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from the consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B-2 Preferred Stock then outstanding), the obligation to deliver to each holder of Series B-2 Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (i) Notices.

               (i) Immediately upon any adjustment to the number of shares of Series B-1 Preferred Stock into which the Series B-2 Preferred Stock is convertible, the Corporation shall give written notice thereof to all holders of Series B-2 Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

               (ii) The Corporation shall give written notice to all holders of Series B-2 Preferred Stock at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution referred to in Section 2(b) or Section 2(c), (b) with respect to any pro rata subscription offer to holders of Common Stock or Series B-1 Preferred Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

               (iii) The Corporation shall also give written notice to the holders of Series B-2 Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

          (j) Certain Mergers. In connection with any consolidation with or merger with or into, any person in a transaction where the Common Stock and/or Series B-1 Preferred Stock is converted into or exchanged for securities of such person or an affiliate of such person, the Corporation covenants that as a condition precedent to the consummation of any such consolidation or merger it shall provide the holders of the Series B-2 Preferred Stock with a certificate, in form and substance satisfactory to the holders of a majority of the Series B-2 Preferred Stock signed by a duly authorized officer of the Corporation indicating that the person issuing such securities will be organized and existing under the laws of a jurisdiction which allows for the issuance of preference stock and that the Series B-1 Preferred Stock and the Series B-2 Preferred Stock shall be converted into or exchanged for and shall become shares of such person having in respect of such person substantially the same powers, preference and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the Series B-1 Preferred Stock and the Series B-2 Preferred Stock had immediately prior to such transaction.

     5. Change of Control Offer.

          (a) Not less than 20 days prior to the consummation of any Consensual Change of Control and promptly after the occurrence of any Non-Consensual Change of Control (the date of any such Change of Control being the "Change of Control Date"), the Corporation shall commence (or cause to be commenced) an offer to purchase all outstanding shares of Series B-2 Preferred Stock pursuant to the terms described in subparagraph (d) below (the "Change of Control Offer") at a purchase price equal to the Change of Control Amount on the Change of Control Payment Date, and shall purchase (or cause the purchase of) any shares of Series B-2 Preferred Stock tendered in response to the Change of Control Offer pursuant to the terms hereof; provided, that with respect to any Consensual Change of Control, the Corporation may condition its offer to purchase on consummation of the Consensual Change of Control.

          (b) The Change of Control Amount payable to each holder of Series B-2 Preferred Stock shall be payable in cash.

          (c) Prior to the mailing of the Change of Control Notice referred to in subparagraph (d), the Corporation shall (A) promptly determine if the purchase of the Series B-2 Preferred Stock for cash would violate or constitute a default under the indebtedness of the Corporation and (B) either shall repay to the extent necessary all such indebtedness that would prohibit the repurchase of the Series B-2 Preferred Stock pursuant to a Change of Control Offer or obtain any requisite consents or approvals under instruments governing any indebtedness to permit the repurchase of the Series B-2 Preferred Stock for cash. The Corporation shall first comply with this subparagraph (c) before it shall repurchase for cash any Series B-2 Preferred Stock pursuant to this paragraph 5.

          (d) Not less than 20 days prior to the consummation of any Consensual Change of Control or within 20 days following the date on which any Non-Consensual Change of Control has occurred, the Corporation shall send, by first-class mail, postage prepaid, a notice (a "Change of Control Notice") to each holder of Series B-2 Preferred Stock. Such notice shall contain all instructions and materials necessary to enable such holders to tender Series B-2 Preferred Stock pursuant to the Change of Control Offer. Such notice shall state:

               (i) that a Change of Control has occurred or will occur, as applicable, that a Change of Control Offer is being made pursuant to this paragraph 5 and that, subject in the case of a Consensual Change of Control to the consummation of the Consensual Change of Control (if the Corporation has so conditioned its Change of Control Offer), all Series B-2 Preferred Stock validly tendered and not withdrawn will be accepted for payment;

               (ii) the Change of Control Amount to be paid for shares tendered in such offer (estimated as closely as possible in the case of a Consensual Change of Control) and the purchase date (which shall be the Change of Control Date in the case of a Consensual

Change of Control and a date no earlier than 30 days nor later than 60 days from the date such notice is mailed in the case of a Non-Consensual Change of Control) (the "Change of Control Payment Date");

               (iii) that any shares of Series B-2 Preferred Stock not tendered will continue to accrue dividends;

               (iv) that, unless the Corporation defaults in making payment therefor, any share of Series B-2 Preferred Stock accepted for payment pursuant to the Change of Control Offer shall cease to accrue dividends after payment therefor on the Change of Control Payment Date;

               (v) that holders electing to have any shares of Series B-2 Preferred Stock purchased pursuant to a Change of Control Offer will be required to surrender stock certificates representing such shares of Series B-2 Preferred Stock, properly endorsed for transfer, together with such other customary documents as the Corporation and the Transfer Agent may reasonably request to the Transfer Agent at the address specified in the notice prior to the close of business on the Change of Control Payment Date;

               (vi) that holders will be entitled to withdraw their election if the Corporation receives, not later than five business days prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the number of shares of Series B-2 Preferred Stock the holder delivered for purchase and a statement that such holder is withdrawing its election to have such shares of Series B-2 Preferred Stock purchased;

               (vii) that holders who tender only a portion of the shares of Series B-2 Preferred Stock represented by a certificate delivered will, upon purchase of the shares tendered, be issued a new certificate representing the unpurchased shares of Series B-2 Preferred Stock; and

               (viii) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control).

          (e) The Corporation will comply with any tender offer rules under the Exchange Act which may then be applicable in connection with any offer made by the Corporation to repurchase the shares of Series B-2 Preferred Stock as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with provisions hereof, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligation hereunder by virtue thereof.

          (f) On the Change of Control Payment Date, subject in the case of a Consensual Change of Control to the consummation of the Consensual Change of Control (if the Corporation has so conditioned its Change of Control Offer), the Corporation shall (A) accept for payment the shares of Series B-2 Preferred Stock validly tendered pursuant to the Change of Control Offer, (B) pay to the holders of shares so accepted the Change of Control Amount in cash and (C) cancel each surrendered certificate and retire the shares represented thereby. Unless the Corporation defaults in the payment for the shares of Series B-2 Preferred Stock tendered pursuant to the Change of Control Offer, dividends will cease to accrue with respect to the shares of Series B-2 Preferred Stock tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor on the Change of Control Payment Date.

          (g) To accept the Change of Control Offer, the holder of a share of Series B-2 Preferred Stock shall deliver, prior to the close of business on the Change of Control Payment Date, written notice to the Corporation (or an agent designated by the Corporation for such purpose) of such holder's acceptance, together with certificates evidencing the shares of Series B-2 Preferred Stock with respect to which the Change of Control Offer is being accepted, duly endorsed for transfer.

     6. Redemption.

          (a) (i) If the Approval Date has not occurred prior to the third anniversary of the Original Date of Issue, the holders of a majority of the shares of Series B-2 Preferred Stock then outstanding may require the Corporation to redeem all of the outstanding shares of Series B-2 Preferred Stock at a redemption price, payable in cash, equal to the Accrued Value of such shares on the Redemption Payment Date for such shares (treating the Redemption Payment Date for such shares as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date). In order to require such redemption, the stockholders requesting such redemption (the "Requesting Stockholders") shall deliver a notice of redemption (the "Redemption Notice") to the Corporation no later than 30 days following the third anniversary of the Original Date of Issue. If the Redemption Notice is delivered to the Corporation in a timely manner, the shares of Series B-2 Preferred Stock shall be redeemed in two installments, with 50% of the shares then outstanding to be redeemed (and the redemption price for such shares paid) on the third business day following delivery of the Redemption Notice and with all of the shares outstanding one year following delivery of the Redemption Notice to be redeemed (and the redemption price for such shares paid) on such one-year anniversary (each such date of payment, as applicable, a "Redemption Payment Date"), subject, in each case, to any limitations on such redemption that may be contained in the terms of the senior credit arrangements of the Corporation in effect on the Original Date of Issue (the "Senior Credit Arrangements"). If the Corporation is of the opinion that any such redemption would be in violation of the terms of the Senior Credit Arrangements, the Requesting Stockholders may require the Corporation to use its best efforts to consummate the sale and issuance of subordinated debt securities as soon as practicable after the third anniversary of the Original Date of Issue and to use the proceeds from such sale and issuance to redeem all of the shares of Series B-2 Preferred Stock. The first installment of the redemption shall be made on a pro rata basis among all the holder of Series B-2 Preferred Stock based on the number of shares of Series B-2 Preferred Stock then held of record by such holders.

For the avoidance of doubt, it is understood that if a redemption occurs, the shares of Series B-2 Preferred Stock to be redeemed in the second installment on the date that is one year from the delivery of the Redemption Notice shall continue to accrue dividends in accordance with Section 2 hereof until the Redemption Payment Date for such shares.

               (ii) At any time (a) following the third anniversary (but before the fifth anniversary) of the Original Date of Issue, the Corporation may, at its option, redeem all, but not less than all, of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to 105% of the Accrued Value of such share on the date of payment therefor (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date), and (b) following the fifth anniversary (but before the seventh anniversary) of the Original Date of Issue, the Corporation may, at its option, redeem all, but not less than all, of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to the Accrued Value of such share on the date of payment therefor (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date).

               (iii) On the seventh anniversary of the Original Date of Issue, the Corporation will be required to redeem, and the holders of the Series B-2 Preferred Stock shall be required to deliver for redemption, all of the outstanding shares of Series B-2 Preferred Stock at a redemption price per share, payable in cash, equal to the Accrued Value of such share on such date (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date).

          (b) In the case of subparagraphs (ii) and (iii) above, notice of any redemption shall be given by the Corporation not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed; provided, that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of notice for the redemption of any share of Series B-2 Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date (which, in the case of a redemption pursuant to clause (iii) shall be such seventh anniversary); (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue from and after such redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price for the shares called for redemption on such redemption date).

          (c) Notice having been given as aforesaid, from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series B-2 Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the

Corporation shall so require and the notice shall so state), such share shall be redeemed by the Corporation at the redemption price.

     7. Voting Rights.

          (a) Except as required by law, each holder of Series B-2 Preferred Stock shall not be entitled to vote on any matter subject to the vote of the holders of the Corporation's Voting Securities.

          (b) So long as any of the Series B-2 Preferred Stock is outstanding, the affirmative vote of the holders of (x) 66 2/3% of the outstanding shares of Series B-2 Preferred Stock, voting together as a single class, shall be necessary to alter or change the preferences, rights or powers of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock, and (y) a majority of the outstanding shares of Series B-2 Preferred Stock, voting together as a single class, shall be necessary to: (i) increase or decrease the authorized number of shares of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock, (ii) amend, alter, repeal or waive any provision of the Corporation's articles of incorporation (including any certificate of designation or articles of amendment and whether by amendment, merger or otherwise) or by-laws so as to adversely affect the preferences, rights or powers of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock, including, without limitation, the voting powers, dividend rights and liquidation preference of the Series B-1 Preferred Stock or the Series B-2 Preferred Stock, or change the Series B-1 Preferred Stock or the Series B-2 Preferred Stock into any other securities, cash or other property (other than the conversion of Series B-2 Preferred Stock into Series B-1 Preferred Stock upon Shareholder Approval), or (iii) issue (other than, prior to the Approval Date, in lieu of accrued dividends on the Series B-1 Preferred Stock) any additional Series B-2 Preferred Stock or create, authorize or issue any capital stock that ranks prior to or pari passu with (whether with respect to dividends or upon liquidation, dissolution, winding up or otherwise) the Series B-1 Preferred Stock or the Series B-2 Preferred Stock (other than Series C-1 Preferred Stock or Series C-2 Preferred Stock).

          (c) So long as any of the Series B-2 Preferred Stock or Series C-2 Preferred Stock is outstanding, unless such compliance is waived in writing by the affirmative vote of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock and Series C-2 Preferred Stock, voting together as a single class, the Corporation will comply with all provisions of Section 6.09 of the Purchase Agreement, which provisions are incorporated by reference herein with the same effect as if set forth in full herein. Any amendments to the Purchase Agreement shall be ineffective with respect to the Series B-2 Preferred Stock unless consented to by the holders of 66 2/3% of the outstanding shares of Series B-2 Preferred Stock. Copies of the Purchase Agreement are available upon request from the Secretary of the Corporation.

          (d) If the Corporation shall fail to comply with any one or more of the provisions in paragraphs 7(b) or 7(c), then upon and during the continuance of any such default, the Dividend Rate shall be increased to 23%.


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     8. Miscellaneous

          (a) Notwithstanding anything to the contrary herein contained, if in connection with any conversion of shares of Series B-2 Preferred Stock pursuant to Section 4 hereof, the amount of Series B-1 Preferred Stock to be received by one or more holders of the Series B-2 Preferred Stock would result in such conversion being subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, or any successor thereto (the "HSR Act"), then compliance with the HSR Act shall be a condition precedent to the consummation of such conversion. The provisions of this paragraph 8(a) shall in no way limit the obligation of the Corporation to comply with the provisions of Sections 5 and 6 hereof.

          (b) Each holder of Series B-2 Preferred Stock hereby agrees, by acceptance of its shares of Series B-2 Preferred Stock, to use its commercially reasonable efforts to make all filings required by the HSR Act and comply with all other provisions of the HSR Act as promptly as practicable to the extent necessary in connection with any conversion of Series B-2 Preferred Stock.

          (c) Reacquired Shares. Any shares of Series B-2 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by an amendment or amendments of the Corporation's articles of incorporation adopted by the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          (d) Notices. (i) All notices, requests, demands and other communications to the Corporation hereunder shall be in writing and shall be delivered personally, sent by facsimile or sent by certified mail (return receipt requested) or by express mail or overnight courier, addressed to the President of the Corporation at the Corporation's principal executive offices.

               (ii) All notices, requests, demands and other communications to the holders of Series B-2 Preferred Stock hereunder shall be in writing and shall be delivered personally, sent by facsimile or sent by certified mail (return receipt requested) or by express mail or overnight courier, addressed to each holder of record at such holder's address appearing on the stock transfer register of the Corporation.

               (iii) Such notices, requests, demands and other communications shall be deemed given or delivered (A) three business days following sending by registered or certified mail, postage prepaid, (B) upon delivery by express mail or overnight courier, (C) when sent, if sent by facsimile (but only if such facsimile is actually received) or (D) when delivered, if delivered by hand.


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     9. Definitions. The following terms, as used herein, shall have the following meanings:

     "Accrued Value" equals, with respect to one share of Series B-2 Preferred Stock on any date, $1,000 plus the amount of all dividends added to the Accrued Value in accordance with paragraph 2(a) (which aggregate amount shall be subject to adjustment whenever there shall occur a stock split, combination, re-classification or other similar event involving the Series B-2 Preferred Stock).

     "Approval Date" means the date on which Shareholder Approval is obtained.

     "Change of Control" means a Consensual Change of Control or a Non-Consensual Change of Control.

     "Consensual Change of Control" means: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), other than to a wholly-owned subsidiary of the Corporation or (ii) the consummation of any transaction approved by the Board of Directors of the Corporation (including any merger or consolidation) the result of which is that any "person" (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Corporation; provided, however, that "person" as used in clauses (i) and
(ii) shall not include any Purchaser (as defined in the Purchase Agreement).

     "Change of Control Amount" means, with respect to one share of Series B-2 Preferred Stock, 101% of the Accrued Value on the Change of Control Payment Date (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date); provided, that if the Change of Control Payment Date falls on a date prior to the third anniversary of the Original Date of Issue, the Change of Control Amount shall be calculated assuming the Change of Control Payment Date was on the third anniversary of the Original Date of Issue (and assuming that no dividends had been paid in cash with respect to such share from the actual date of the Change of Control Payment Date through the third anniversary of the Original Date of Issue).

     "Continuing Directors" means individuals who constituted the Board of Directors of the Corporation on the Original Date of Issue, after giving effect to the issuance of the Series B-1 Preferred Stock (the "Incumbent Directors"); provided, that any individual becoming a director during any year shall be considered to be an Incumbent Director if such individual's election, appointment or nomination was recommended or approved by at least two-thirds of the other Incumbent Directors continuing in office following such election, appointment or nomination present, in person or by telephone, at any meeting of the Board of Directors of the Corporation, after the giving of a sufficient notice to each Incumbent Director so as to provide a reasonable opportunity for such Incumbent Directors to be present at such meeting or (ii) such individual


                                       15
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was nominated, appointed or selected by the holders of Series B-1 Preferred
Stock or nominated, appointed or selected in accordance with Section 6.02 of the Purchase Agreement.

     "Dividend Rate" means eighteen percent (18%), or if adjusted pursuant to
Section 7(d), twenty-three (23%) percent.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Liquidation Value" on any date means, with respect to one share of Series B-2 Preferred Stock, the greater of (i) the Accrued Value on such date (treating such date as a Dividend Accrual Date for purposes of calculating the Accrued Value on such date) and (ii) the amount that would have been payable in connection with such Liquidation Event on the number of shares of Common Stock into which the number of shares of Series B-1 Preferred Stock resulting from the conversion of the Series B-2 Preferred Stock was convertible on such date (as if the Approval Date had occurred on such date).

     "Non-Consensual Change of Control" means: (i) the consummation of any transaction the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Corporation without the approval of the Board of Directors of the Corporation or (ii) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; provided, however, that "person" as used in clause (i) shall not include any Purchaser (as defined in the Purchase Agreement).

     "Person" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

     "Purchase Agreement" means the Securities Purchase Agreement dated as of the Original Date of Issue among the Corporation, Welsh, Carson, Anderson & Stowe IX, L.P. and the other purchasers named therein.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shareholder Approval" means the approval of requisite holders of the Common Stock with respect to each of the following: (1) the removal of the Conversion Cap contemplated in paragraph 4(a)(iii) of the certificate of designations for the Series B-1 Preferred Stock, (2) the automatic conversion of the Series B-2 Preferred Stock into Series B-1 Preferred Stock pursuant to the terms hereof, (3) the automatic conversion of the Series C-2 Preferred Stock, if any, into Series C-1 Preferred Stock pursuant to the certificate of designation for the Series C-2 Preferred Stock, and (4) the rights of the holders of the Series B-1 Preferred Stock to elect directors to the Board of Directors of the Corporation as described in paragraphs 7(c)(ii) and 7(c)(iii) of the certificate of designations for the Series B-1 Preferred Stock.

     "Transfer Agent" means the transfer agent for the Series B-2 Preferred Stock appointed by the Corporation, and if none is appointed, the Corporation.

     "Voting Securities" means securities of the Corporation ordinarily having the power to vote for the election of directors of the Corporation; provided, that when the term "Voting Securities" is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.




                                       17

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